Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143755

Prospectus Supplement No. 20
(to Prospectus dated December 10, 2007)

CLEVELAND BIOLABS, INC.
5,514,999 Shares

This Prospectus Supplement No. 20 supplements and amends the prospectus dated December 10, 2007 (the “Prospectus”) relating to the offer and sale of up to 5,514,999 shares of our common stock which may be offered from time to time by the selling stockholders identified in the Prospectus for their own accounts. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the original Prospectus.

This Prospectus Supplement No. 20 includes the attached Form 8-K of Cleveland BioLabs, Inc. dated February 16, 2010, as filed by us with the Securities and Exchange Commission.

This Prospectus Supplement No. 20 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 20. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves risk.  See “Risk Factors” beginning on page 8 of  the Prospectus, and on page 20 of the Form 10-K filed by us with the Securities and Exchange Commission on March 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 20 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 20 is February 17, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 9, 2010

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street
Buffalo, New York 14203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 9, 2010, the Compensation Committee of the Board of Directors of Cleveland BioLabs, Inc. (the “Company”) approved the increase in base salary, the payment of cash bonuses and the issuance of stock options to its executive officers:  Michael Fonstein, Yakov Kogan, John A. Marhofer, Jr., and Andrei Gudkov.  The base salary increases, which will go into effect on July 1, 2010, primarily reflect an adjustment to bring our executive officers’ base salaries more in line with those of comparable companies in our industry.  The payment of cash bonuses and award of stock options are in recognition of Company performance in 2009.  The cash bonuses are payable in July 2010, and the stock options will be awarded in compliance with the Company’s Equity Award Guidelines and Insider Trading Policy and will vest immediately when granted.

The following table sets forth the new base salaries, cash bonuses and stock options of these executive officers, as approved:

Name	Base Salary	Cash Bonus	Stock Options
Michael Fonstein	$320,000	$74,025	105,000
Yakov Kogan	250,000	68,571	105,000
John A. Marhofer, Jr.	210,000	52,245	105,000
Andrei Gudkov	130,000	69,300	105,000

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information contained in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: February 16, 2010	By:	/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer